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                              [PICAZO LETTERHEAD]                Exhibit 5.1


                                        March 12, 2007

eTelecare Global Solutions, Inc.
8901 E. Raintree Drive, Suite 101
Scottsdale, Arizona 85260

     Re: Registration Statement on Form F-1


Ladies and Gentlemen:

     We are acting as counsel for eTelecare Global Solutions, Inc., a Philippines corporation (the "Company"), in connection with the Registration Statement on Form F-1 relating to the registration under the Securities Act of 1933 (the "Act") of 12,650,000 common shares (including 1,650,000 common shares subject to the underwriters' over-allotment option), par value one Philippine peso per share, of the Company (the "Common Shares"), all of which are authorized but heretofore unissued are to be offered and sold by the Company. Such Registration Statement, as amended, and including any registration statement related thereto and filed pursuant to Rule 462(b) under the Act (a "Rule 462(b) registration statement") is herein referred to as the "Registration Statement."

     We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Common Shares to be offered and sold by the Company (including any Common Shares registered pursuant to a Rule 462(b) registration statement) have been duly authorized and, when issued and sold by the Company, will be validly issued and fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                                         Very truly yours,


                                         /s/ Picazo Buyco Tan Fider & Santos